Exhibit 2.3

FIRST AMENDMENT

TO

LIMITED PARTNERSHIP

ASSET PURCHASE AND SALE AGREEMENT

Appalachia Region

This First Amendment to the Limited Partnership Asset Purchase and Sale Agreement Appalachia Region (this “Amendment”) is dated as of July 1, 2008 by and between Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Marathon 85-II Limited Partnership, a West Virginia limited liability partnership, and Marathon 85-III Limited Partnership, a West Virginia limited liability partnership (collectively “LP Sellers”), and XTO Energy Inc., a Delaware corporation, (“Buyer”) LP Sellers and Buyer are sometimes referred to collectively as the “Parties” and individually as a “Party.”

RECITALS:

The Parties have entered into a Limited Partnership Asset Purchase and Sale Agreement Appalachia Region dated as of April 13th, 2008 (the “Agreement”), providing for the sale by the LP Sellers to XTO of the LP Properties.

The Parties desire to further amend the Agreement to clarify the treatment of several matters, as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Definitions.  Capitalized terms used but not otherwise defined herein shall have the meaning given to those terms in the Agreement.

2.           Amendments.  The Agreement is hereby amended by revising Article III in its entirety to read as follows:

The closing of the transactions contemplated hereby (the “LP Closing”) shall take place (i) at the offices of LP Sellers at 600 Travis Street, Suite 5100, Houston, Texas 77002, at 10:00 a.m. (local Houston, Texas time) on August 15, 2008, or (ii) at such other time or place or on such other date as the parties hereto shall agree.  The date on which the LP Closing is required to take place is herein referred to as the “LP Closing Date”.  All LP Closing transaction shall be deemed to have occurred simultaneously.

3.           Ratification.  Except as amended by this Amendment, the Agreement remains in full force and effect in accordance with its terms.

4.           Governing Law.  Section 12.7 of the Agreement are hereby incorporated into this Amendment by reference as if set out in full herein.

5.           Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Amendment in the presence of other Parties to this Agreement.

IN WITNESS WHEREOF, this Amendment has been signed by each of the Parties as of the date first above written.

SELLER:	LINN ENERGY HOLDINGS, LLC.

/s/ Mark E. Ellis Mark E. Ellis
President and Chief Operating Officer

SELLER:	MARATHON 85-II LIMITED PARTNERSHIP a West Virginia limited partnership

By: Linn Energy Holdings, LLC, General Partner

/s/ Mark E. Ellis Mark E. Ellis
President and Chief Operating Officer

SELLER:	MARATHON 85-III LIMITED PARTNERSHIP a West Virginia limited partnership

By: Linn Energy Holdings, LLC, General Partner

/s/ Mark E. Ellis Mark E. Ellis
President and Chief Operating Officer

BUYER:	XTO ENERGY INC.

/s/ Vaughn O. Vennerberg, II Vaughn O. Vennerberg, II
Senior Executive Vice President & Chief of Staff